CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Diet Coffee, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated October 5, 2007, relating to the financial statements of Diet Coffee, Inc., which appears in the Annual Report on Form 10-KSB of Diet Coffee, Inc. for the year ended June 30, 2007 and to all references to our Firm included in this Registration Statement.

/s/ RBSM LLP
Certified Public Accountants
New York, NY
February 20, 2008